EXHIBIT 99.1

Contact:	Brad Belhouse – Investors	Gary Thompson – Media
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6367	(702) 407-6529

Release #HET 02-0419

Harrah’s Entertainment Reports Fourth-Quarter, Full-Year Results;

Higher Gaming Taxes, Development Costs Cause Fourth-Quarter EPS Decline;

Same-Store Growth Helps Company Set Revenue Records

LAS VEGAS, February 4, 2004 – Harrah’s Entertainment, Inc. (NYSE:HET) today reported record fourth-quarter revenues of $1.04 billion, up 3.6 percent from revenues of $1.01 billion in the 2002 fourth quarter.

Higher gaming taxes and costs associated with developing growth opportunities caused Property Earnings Before Interest, Taxes, Depreciation and Amortization (Property EBITDA) to decline 3.2 percent to $237.3 million from Property EBITDA of  $245.2 million in the year-earlier quarter. Fourth-quarter Adjusted Earnings Per Share was 50 cents, down 7.4 percent from 2002’s fourth-quarter Adjusted EPS of 54 cents.

Property EBITDA and Adjusted EPS are not Generally Accepted Accounting Principles (GAAP) measurements but are commonly used in the gaming industry as measures of performance and as a basis for valuation of gaming companies. In addition, analysts’ per-share earnings estimates are comparable to Adjusted EPS. Reconciliations of Adjusted EPS to GAAP EPS and Property EBITDA to income from operations are attached to this release.

Fourth-quarter income from operations declined 11.0 percent to $134.8 million from $151.4 million in the 2002 fourth quarter. Fourth-quarter net income was $35.4 million, down 34.3 percent from $53.9 million in the year-ago period. Fourth-quarter 2003 diluted earnings per share was 32 cents, down 33.3 percent from diluted earnings per share of 48 cents in the year-earlier quarter.

In addition to the factors affecting adjusted earnings, $15.9 million of costs associated with the early extinguishment of debt and $6.9 million in write-downs, reserves and recoveries impacted GAAP results. The bulk of the write-downs, reserves and recoveries related to an evaluation and subsequent write-off of all remaining goodwill at Harrah’s Reno in accordance with Statement of Financial Accounting Standard (SFAS) No. 142.

Same-store sales increased 3.3 percent over the year-ago fourth quarter. Cross-market play – gaming by customers at Harrah’s properties other than their “home” casino – rose 19.1 percent in the 2003 fourth quarter from the year-earlier period. Tracked play – gaming by customers using the company’s Total Rewards player cards – increased 10.0 percent from the 2002 fourth quarter.

“Enhancements to our industry-leading Total Rewards customer-loyalty program have regenerated growth in the retail segment of our business,” said Gary Loveman, Harrah’s Entertainment president and chief executive officer.

For the full year 2003, revenues rose 5.5 percent to a record $4.32 billion from $4.10 billion in 2002. Property EBITDA was $1.12 billion, 2.1 percent below the $1.14 billion recorded in the prior year. Full-year Adjusted EPS was $2.91, compared with Adjusted EPS of $2.99 in 2002.

Income from operations for the full year was $726.4 million, down 6.6 percent from $777.9 million in the previous year. Full-year net income was $292.6 million, up 24.5 percent from $235.0 million in 2002. In the 2002 first quarter, the company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, and recorded an impairment charge of $91.2 million, net of tax. Full-year diluted earnings per share was $2.65, up 28.0 percent from $2.07 in 2002.

Investing In Future Growth

“The year 2003 was one of transition for our company, as we focused on enhancing our customer-loyalty program and seeking new opportunities to expand our distribution,” Loveman said.

“Our geographic diversification and exceptional marketing capabilities enabled us to post record fourth-quarter revenues and sustain a high level of Property EBITDA, despite aggressive competition and higher state taxes and development costs,” Loveman said. “As a result, we posted our 19th quarter of same-store sales growth in the past 20 quarters. The key customer-loyalty initiatives we launched in 2003 – Total Rewards 2 and ‘Fast Cash,’ our coinless gaming system – should continue to fuel organic growth in 2004 as the national economy improves.

“Our fourth-quarter earnings were impacted by costs associated with new casino development and expenses to launch our subscription-based Web site, ‘Lucky Me,’ in the United Kingdom,” Loveman said. “We are optimistic Lucky Me will become a successful model for the delivery of popular gaming products over the Internet.

“We are also optimistic the UK Parliament will act this year on gaming liberalization, allowing us to move forward with an aggressive expansion into the UK regional casino market with our joint-venture partner, Gala Group Ltd., as well as the development of destination resorts for our own account,” Loveman said. “We believe the fourth-quarter expenditures associated with our UK development activities, as well as costs associated with new development in the United States, will begin to bear fruit in the coming years.

“Bolstered by the casino industry’s strongest balance sheet, our acquisition strategy has put us on the threshold of what we believe will be a compelling long-term growth story,” Loveman said. “We plan to complete our acquisition of Horseshoe

Gaming Holding Corp. as quickly as possible, which will bring three high-performing properties and one of gaming’s most powerful brands into the Harrah’s portfolio.

“In January 2004, we signed a definitive agreement to buy Binion’s Horseshoe in downtown Las Vegas,” Loveman said. “This acquisition, together with our purchase of Horseshoe Gaming, will provide us the consolidated rights to the Horseshoe brand both in Nevada and elsewhere, as well as the World Series of Poker, the largest and most popular gaming event in our industry.

“And we intend to continue making strategic investments in existing growth markets such as New Orleans, where we plan to add a hotel that will make our facility there a true destination resort, and in St. Louis, where we expect to open a 200-room hotel-tower expansion by the third quarter of 2004,” Loveman said.

Among the fourth-quarter highlights:

•                                  Harrah’s Entertainment raised $500 million through the sale of unsecured 5.375% Senior Notes, due 2013, sold in a private-placement transaction. The interest rate represents the lowest rate for a 10-year gaming issue in at least two decades. Proceeds were used to retire outstanding debt and for general corporate purposes.

•                                  Christopher J. Williams, Chairman and Chief Executive Officer of The Williams Capital Group, L.P., and Williams Capital Management, LLC, was appointed to serve on Harrah’s Board of Directors. Williams is one of nine non-management directors on Harrah’s 11-member board.

•                                  Construction began on a $165 million expansion of the tribal-owned Harrah’s Rincon hotel-casino. The expansion project, scheduled for completion by the end of 2004, will triple the size of the Southern California property’s hotel. The National Indian Gaming Commission also approved the Rincon San Luiseño Band of Mission Indians’ extension of its management agreement with a Harrah’s subsidiary through November 2010.

•                                  Construction also began on a $60 million expansion of Harrah’s Cherokee, owned by the Eastern Band of Cherokee Indians and located in Western North Carolina. The expansion will add a 15-story, 324-room hotel tower upon completion, scheduled for April 2005. The Eastern Band of Cherokee Indians and a Harrah’s subsidiary have pending before the NIGC an agreement that would extend Harrah’s management of the property through November 2011.

•                                  Harrah’s was awarded the 2003 Partners in Alignment Award by Ziff Davis CIO magazine. The award recognizes the company that best demonstrates how the alignment of business strategy and information technology can benefit a company’s shareholders.

•                                  BusinessWeek magazine named Harrah’s a “Web Smart 50” company for innovative applications of information technology.

•                                  Harrah’s received 564 awards, including 244 first-place finishes, in “Best of Slots,” an annual readers’ poll conducted by Strictly Slots magazine.

•                                  Four Harrah’s Entertainment properties – Harrah’s Atlantic City, Harrah’s New Orleans, Harrah’s Lake Tahoe and the Rio – were included in “Gaming’s Top Resorts,” a listing of the nation’s Top 20 casino resorts in the November edition of Casino Player magazine.

•                                  Harrah’s was ranked No. 1 in casino customer satisfaction in Market Metrix, LLC’s, third-quarter survey of 35,000 American consumers.

Harrah’s also received the top ranking in Market Metrix’s first-quarter survey.

Las Vegas Properties Lead Western Region To Record Results

West Region Results

(in millions)

	2003 Fourth Quarter	2002 Fourth Quarter	Percent Increase (Decrease)	2003 Full Year	2002 Full Year	Percent Increase (Decrease)
Northern Nevada
Total revenues	$99.0	$98.9	0.1%	$447.2	$441.1	1.4%
Income from operations	(2.3)	1.8	N/M	55.4	61.0	-9.2%
Property EBITDA	14.0	16.1	-13.0%	100.8	103.8	-2.9%
Southern Nevada
Total revenues	226.0	205.4	10.0%	899.5	824.4	9.1%
Income from operations	39.3	31.9	23.2%	165.4	132.9	24.5%
Property EBITDA	57.9	50.2	15.3%	239.8	209.8	14.3%
Total Western Region
Total revenues	325.0	304.3	6.8%	1,346.7	1,265.5	6.4%
Income from operations	37.0	33.7	9.8%	220.8	193.9	13.9%
Property EBITDA	71.9	66.3	8.4%	340.6	313.6	8.6%

N/M = Not Meaningful

Strong cross-market play at the company’s two Las Vegas properties helped Harrah’s Western Region achieve record fourth-quarter revenues, income from operations and Property EBITDA.

Competition from Native American casinos in Northern California and increased marketing expenses impacted results from Northern Nevada. Revenues at the company’s Lake Tahoe properties were up 2.3 percent from the fourth quarter last year, but income from operations was down 30.4 percent and Property EBITDA was off 10.2 percent. At Harrah’s Reno, fourth-quarter revenues were 4.5 percent lower than in the 2002 fourth quarter, income from operations decreased 51.8 percent and Property EBITDA was 23.0 percent lower.

Harrah’s Las Vegas reported record fourth-quarter results, with revenues up 10.9 percent, income from operations 31.2 percent higher and Property EBITDA increasing 23.4 percent from the fourth quarter of 2002. The Rio’s 2003 fourth-quarter revenues rose 13.0 percent over the year-ago fourth quarter, while income from operations increased 26.4 percent to a record level and Property EBITDA was up 13.1 percent, also a fourth-quarter record.

Revenues at Harrah’s Laughlin decreased 1.5 percent from the fourth quarter last year, while income from operations was down 17.2 percent and Property EBITDA was 6.4 percent lower.

“The Rio and Harrah’s Las Vegas recorded a truly outstanding quarter, providing powerful examples of our successful cross-marketing strategy,” said Tim Wilmott, Harrah’s chief operating officer.

For the full year 2003, the Western Region posted record results. Revenues were up 6.4 percent, income from operations rose 13.9 percent and Property EBITDA rose 8.6 percent, due primarily to record performances from the company’s Southern Nevada properties.

Eastern Region Quarter Results Slip, Full-Year Results Flat

East Region Results

(in millions)

	2003 Fourth Quarter	2002 Fourth Quarter	Percent Increase (Decrease)	2003 Full Year	2002 Full Year	Percent Increase (Decrease)
Harrah’s Atlantic City
Total revenues	$99.9	$106.0	-5.8%	$433.5	$437.3	-0.9%
Income from operations	25.9	30.0	-13.7%	133.4	140.7	-5.2%
Property EBITDA	34.3	38.1	-10.0%	167.5	172.0	-2.6%
Showboat Atlantic City
Total revenues	82.4	80.0	3.0%	347.8	340.3	2.2%
Income from operations	17.0	15.8	7.6%	83.9	76.2	10.1%
Property EBITDA	23.9	21.9	9.1%	110.8	106.9	3.6%
Total Eastern Region
Total revenues	182.3	186.0	-2.0%	781.3	777.6	0.5%
Income from operations	42.9	45.8	-6.3%	217.3	216.9	0.2%
Property EBITDA	58.2	60.0	-3.0%	278.3	278.9	-0.2%

New competition in the Atlantic City market impacted fourth-quarter revenues, operating income and Property EBITDA from the Eastern Region.

At Harrah’s Atlantic City, fourth-quarter revenues were down 5.8 percent, income from operations fell 13.7 percent and Property EBITDA declined 10.0 percent from fourth quarter 2002. The Showboat posted record results, with revenues up 3.0 percent, income from operations 7.6 percent higher and Property EBITDA rising 9.1 percent over the year-ago fourth quarter.

“Like other Atlantic City operators, we are contending with the impact of the market’s first new property in more than a decade,” Wilmott said. “We are pleased with our results considering the environment. The addition of 544 hotel rooms in the second quarter of 2003 boosted Showboat’s results. We believe our Atlantic City properties are well-positioned to prosper as the market absorbs the new capacity.”

For the full year 2003, Eastern Region results essentially matched last year’s record numbers, with revenues up 0.5 percent, income from operations 0.2 percent higher and Property EBITDA down 0.2 percent.

North Central Region Reports Lower Results For Quarter, Year

North Central Region Results

(in millions)

	2003 Fourth Quarter	2002 Fourth Quarter	Percent Increase (Decrease)	2003 Full Year	2002 Full Year	Percent Increase (Decrease)
Illinois/Indiana
Total revenues	$160.5	$167.4	-4.1%	$681.6	$713.8	-4.5%
Income from operations	23.8	35.3	-32.6%	109.0	166.2	-34.4%
Property EBITDA	32.7	43.5	-24.8%	143.6	200.2	-28.3%
Iowa
Total revenues	59.1	56.9	3.9%	238.7	236.7	0.8%
Income from operations	7.1	7.4	-4.1%	32.1	35.8	-10.3%
Property EBITDA	12.7	12.2	4.1%	52.5	53.8	-2.4%
Missouri
Total revenues	109.5	106.5	2.8%	441.0	459.9	-4.1%
Income from operations	16.6	18.2	-8.8%	83.0	105.0	-21.0%
Property EBITDA	26.9	25.1	7.2%	120.8	133.4	-9.4%
Total North Central
Total revenues	329.1	330.8	-0.5%	1,361.3	1,410.4	-3.5%
Income from operations	47.5	60.9	-22.0%	224.1	307.0	-27.0%
Property EBITDA	72.3	80.8	-10.5%	316.9	387.4	-18.2%

Higher gaming taxes and aggressive competition caused declines in fourth-quarter results from the company’s North Central Region. Revenues were down 0.5 percent from fourth quarter 2002, while income from operations declined 22.0 percent and Property EBITDA fell 10.5 percent.

Combined fourth-quarter revenues at Harrah’s East Chicago, Joliet and Metropolis facilities fell 4.1 percent, income from operations declined 32.6 percent, and Property EBITDA was 24.8 percent lower.

At the company’s two Iowa properties, revenues were up 3.9 percent, income from operations was 4.1 percent lower and Property EBITDA was 4.1 percent higher for the quarter.

Combined fourth-quarter revenues at Harrah’s St. Louis and North Kansas City rose 2.8 percent, income from operations declined 8.8 percent and Property EBITDA increased 7.2 percent.

The North Central Region’s full-year revenues fell 3.5 percent, income from operations was down 27.0 percent and Property EBITDA was off 18.2 percent.

South Central Region Reports Record Fourth-Quarter, Full-Year Results

South Central Region Results

(in millions)

	2003 Fourth Quarter	2002 Fourth Quarter	Percent Increase (Decrease)	2003 Full Year	2002 Full Year	Percent Increase (Decrease)
Louisiana
Total revenues	$165.5	$145.8	13.5%	$659.9	$488.2	35.2%
Income from operations	22.2	22.2	0.0%	92.3	78.7	17.3%
Property EBITDA	30.7	25.2	21.8%	136.3	106.5	28.0%
Mississippi
Total revenues	20.8	18.6	11.8%	82.9	81.1	2.2%
Income from operations	3.3	1.0	N/M	13.0	10.2	27.5%
Property EBITDA	4.9	2.7	81.5%	19.3	17.0	13.5%
Total South Central
Total revenues	186.3	164.4	13.3%	742.8	569.3	30.5%
Income from operations	25.5	23.2	9.9%	105.3	88.9	18.4%
Property EBITDA	35.6	27.9	27.6%	155.6	123.5	26.0%

N/M = Not Meaningful

The South Central Region reported record fourth-quarter revenues, income from operations and Property EBITDA. New Orleans results have been consolidated into the company’s financial statements since Harrah’s acquisition of an additional stake in JCC Holding Company on June 7, 2002, which raised Harrah’s interest to 63 percent. Harrah’s acquired the remaining 37 percent on December 10, 2002.

The 2003 fourth quarter included results from Louisiana Downs, where 900 slot machines were introduced in May 2003.

“Pending necessary approvals, we plan to break ground on a 450-room hotel at Harrah’s New Orleans by this summer,” Wilmott said. “We are pleased with the success Harrah’s New Orleans has enjoyed over the last couple of years, as the property has drawn millions of new customers to the city. Our expansion project should position us for continued success in New Orleans.”

For the full year 2003, the South Central Region posted record revenues,income from operations and Property EBITDA. Revenues were up 30.5 percent, income from operations was 18.4 percent higher and Property EBITDA gained 26.0 percent. Gains were primarily attributable to the consolidation of New Orleans results and the opening of Louisiana Downs.

Managed Properties And Other Items

Fourth-quarter management-fee revenues were down 2.1 percent from the year-ago period. For the full year 2003, management-fee revenues were up 6.3 percent, primarily due to additional revenues from Harrah’s Rincon, which opened in August 2002.

Fourth-quarter development costs were higher than in the 2002 fourth quarter. The fourth-quarter 2003 costs relate to opportunities being pursued in the United Kingdom and domestically.

Corporate expense declined 24.3 percent in the 2003 fourth quarter from the year-earlier period due to lower incentive-compensation accruals. Interest expense decreased 1.4 percent during the fourth quarter compared with the prior year.

The $15.9 million loss on early extinguishment of debt reflects the premium paid and the write-off of unamortized deferred finance charges associated with the early extinguishment of debt. The other loss of $4.3 million in the 2003 fourth quarter is comprised of a charge arising from the settlement of litigation and the net loss experienced on company-owned life insurance policies during the quarter.

The effective tax rate, after minority interest, for the full year 2003 was 37.1 percent, compared with 37.8 percent in 2002. The decline is primarily due to the shift in income among the states in which the company operates.

Harrah’s Entertainment will host a conference call Wednesday, February 4, 2004, at 9:00 a.m. Eastern Standard Time to review its 2003 fourth-quarter results. Those interested in participating in the call should dial 1-888-399-2695, or 1-706-679-7646 for international callers, approximately 10 minutes before the call start time.

A taped replay of the conference call can be accessed at 1-800-642-1687, or 1-706-645-9291 for international callers, beginning at 12:00 p.m. EST Wednesday, February 4. The replay will be available through 11:59 p.m. EST on Tuesday, February 10. The passcode number for the replay is 4956587.

Interested parties wanting to listen to the live conference call on the Internet may do so on the company’s web site – www.harrahs.com – in the Investor Relations section behind the “About Us” tab.

Founded 66 years ago, Harrah’s Entertainment, Inc. owns or manages through various subsidiaries 25 casinos in the United States, primarily under the Harrah’s brand name. Harrah’s Entertainment is focused on building loyalty and value with its valued customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at www.harrahs.com.

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings and future financial results. We have based these forward-looking statements on our current expectations and projections about future events.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission:

•                  the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular;

•                  construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues;

•                  the effects of environmental and structural building conditions relating to the company’s properties;

•                  our ability to timely and cost effectively integrate into our operations the companies that we acquire, including with respect to our previously announced acquisition of Horseshoe Gaming Holding Corp.;

•                  access to available and feasible financing;

•                  changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies;

•                  litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation;

•                  ability of our customer-tracking, customer-loyalty and yield-management programs to continue to increase customer loyalty and same-store sales;

•                  our ability to recoup costs of capital investments through higher revenues;

•                  acts of war or terrorist incidents;

•                  abnormal gaming holds; and

•                  the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

-MORE-

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

	Fourth Quarter Ended		Year Ended
(In thousands, except per share amounts)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Revenues*	$1,044,293	$1,007,694	$4,322,722	$4,098,527
Property operating expenses	(806,963)	(762,502)	(3,201,676)	(2,953,986)
Depreciation and amortization	(79,533)	(74,867)	(317,199)	(302,794)
Operating profit	157,797	170,325	803,847	841,747

Corporate expense	(13,260)	(17,511)	(52,602)	(56,626)
Equity in nonconsolidated affiliates	(429)	(195)	(1,073)	4,094
Amortization of intangible assets	(1,200)	(1,199)	(4,798)	(4,493)
Project opening costs and other items	(8,065)	6	(18,948)	(6,847)

Income from operations	134,843	151,426	726,426	777,875
Interest expense, net of interest capitalized	(58,781)	(59,624)	(234,419)	(240,220)
Loss on ownership interests in subsidiaries	—	(6,058)	(128)	(6,058)
Loss on early extinguishment of debt	(15,938)	—	(19,074)	—
Other (expense)/income including interest income	(4,264)	3,017	2,913	2,137

Income before income taxes and minority interests	55,860	88,761	475,718	533,734
Provision for income taxes	(18,215)	(32,541)	(172,201)	(196,534)
Minority interests	(2,334)	(2,518)	(11,563)	(13,965)
Income from continuing operations	35,311	53,702	291,954	323,235
Discontinued operations, net of tax expense	65	177	669	2,963
Income before cumulative effect of change in accounting principle	35,376	53,879	292,623	326,198
Cumulative effect of change in accounting principle, net of tax benefit of $2,831	—	—	—	(91,169)
Net income	$35,376	$53,879	$292,623	$235,029

Earnings per share - basic
Income from continuing operations	$0.32	$0.49	$2.68	$2.90
Discontinued operations, net of tax	—	—	0.01	0.03
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.82)
Net income	$0.32	$0.49	$2.69	$2.11

Earnings per share - diluted
Income from continuing operations	$0.32	$0.48	$2.64	$2.85
Discontinued operations, net of tax	—	—	0.01	0.02
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.80)
Net income	$0.32	$0.48	$2.65	$2.07

Weighted average common shares outstanding	109,551	109,867	108,972	111,212
Weighted average common and common equivalent shares outstanding	111,259	112,099	110,403	113,534

*See note (a) on Supplemental Operating Information.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL OPERATING INFORMATION

(UNAUDITED)

Fourth Quarter Ended

Year Ended

(In thousands)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Revenues (a)
Western Region	$325,027	$304,332	$1,346,749	$1,265,525
Eastern Region	182,346	186,035	781,295	777,584
North Central Region	329,138	330,756	1,361,347	1,410,353
South Central Region	186,308	164,424	742,754	569,324
Managed	17,009	17,373	73,035	68,699
Other	4,465	4,774	17,542	7,042
Total Revenues	$1,044,293	$1,007,694	$4,322,722	$4,098,527

Income from operations(a)
Western Region	$36,993	$33,723	$220,806	$193,930
Eastern Region	42,903	45,754	217,285	216,943
North Central Region	47,458	60,865	224,093	306,991
South Central Region	25,467	23,210	105,302	88,902
Managed	14,582	15,218	64,372	59,802
Other	(19,300)	(9,833)	(52,830)	(32,067)
Corporate expense	(13,260)	(17,511)	(52,602)	(56,626)
Total Income from operations	$134,843	$151,426	$726,426	$777,875

Property EBITDA (a) (b)
Western Region	$71,910	$66,287	$340,563	$313,630
Eastern Region	58,229	60,043	278,254	278,942
North Central Region	72,290	80,813	316,863	387,378
South Central Region	35,612	27,901	155,577	123,549
Managed	14,626	14,958	64,475	59,968
Other	(15,337)	(4,810)	(34,686)	(18,926)
Total Property EBITDA	$237,330	$245,192	$1,121,046	$1,144,541

Project opening costs and other items
Project opening costs	$(1,205)	$(151)	$(7,869)	$(1,816)
Writedowns, reserves and recoveries	(6,860)	157	(11,079)	(5,031)
Total	$(8,065)	$6	$(18,948)	$(6,847)

(a)   In second quarter 2003 and fourth quarter 2002, Harrah’s Vicksburg and Harveys Colorado, respectively, were classified as assets held-for-sale and their prior year’s results have been reclassed from Income from continuing operations to Discontinued operations.

(b)   Property EBITDA (earnings before interest, taxes, depreciation and amortization) consists of Income from operations before depreciation and amortization, write-downs, reserves and recoveries, project opening costs, corporate expense, equity in income/(losses) of nonconsolidated affiliates and amortization of intangible assets.  Property EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations.  However, Property EBITDA should not be construed as an alternative to Income from operations (as an indicator of our operating performance) or to Cash flows from operating activities (as a measure of liquidity) as determined in accordance with generally accepted accounting principles.  All companies do not calculate EBITDA in the same manner.  As a result, Property EBITDA as presented by our Company may not be comparable to similarly titled measures presented by other companies.

HARRAH’S ENTERTAINMENT, INC.

SUPPLEMENTAL INFORMATION

(UNAUDITED)

Calculation of Adjusted earnings per share

	Fourth Quarter Ended		Year Ended
(In thousands, except per share amounts)	Dec. 31, 2003	Dec. 31, 2002	Dec. 31, 2003	Dec. 31, 2002

Income before taxes and minority interests	$55,860	$88,761	$475,718	$533,734
Add/(deduct):
Project opening costs and other items	8,065	(6)	18,948	6,847
Loss on early extinguishment of debt	15,938	—	19,074	—
Insurance claim settlement	1,896	—	1,896	—
Settlement of litigation	4,200	—	4,200	(931)
Loss on ownership interests	—	6,058	128	6,058
Our share of subsidiary’s goodwill impairment	—	—	—	2,077
Total Rewards enhancements	—	3,906	—	6,906

Adjusted income before taxes and minority interests	85,959	98,719	519,964	554,691
Provision for income taxes	(28,433)	(36,383)	(188,617)	(204,546)
Minority interests	(2,334)	(2,518)	(11,563)	(13,965)

Adjusted income before discontinued operations and cumulative effect of change in accounting principle	55,192	59,818	319,784	336,180
Discontinued operations, net of tax	65	177	669	2,963
Add:
Loss on sale of Vicksburg assets, net of tax	14	—	474	—
Loss on sale of Harveys Colorado assets, net of tax	—	—	674	—

Adjusted income before cumulative effect of change inaccounting principle	$55,271	$59,995	$321,601	$339,143

Diluted earnings per share before cumulative effect of change in accounting principle as adjusted	$0.50	$0.54	$2.91	$2.99

Weighted average common and common equivalent shares outstanding	111,259	112,099	110,403	113,534

HARRAH’S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

Reconciliation of Property EBITDA to Income from operations

(In thousands)

Western Region

Eastern Region

North Central Region

South Central Region

Managed and Other

Total

Fourth Quarter Ended December 31, 2003
Revenues	$325,027	$182,346	$329,138	$186,308	$21,474	$1,044,293
Operating expenses	(253,117)	(124,117)	(256,848)	(150,696)	(22,185)	(806,963)
Property EBITDA	71,910	58,229	72,290	35,612	(711)	237,330
Depreciation and amortization	(28,139)	(15,393)	(21,786)	(10,447)	(3,768)	(79,533)
Operating profit	43,771	42,836	50,504	25,165	(4,479)	157,797
Amortization of intangible assets	(181)	—	(1,019)	—	—	(1,200)
Equity in losses of nonconsolidated affiliates	—	—	—	(40)	(389)	(429)
Project opening costs and other items	(6,597)	67	(2,027)	342	150	(8,065)
Corporate expense	—	—	—	—	(13,260)	(13,260)
Income from operations	$36,993	$42,903	$47,458	$25,467	$(17,978)	$134,843 *

Fourth Quarter Ended December 31, 2002

Revenues	$304,332	$186,035	$330,756	$164,424	$22,147	$1,007,694
Operating expenses	(238,045)	(125,992)	(249,943)	(136,523)	(11,999)	(762,502)
Property EBITDA	66,287	60,043	80,813	27,901	10,148	245,192
Depreciation and amortization	(27,477)	(14,287)	(18,101)	(11,445)	(3,557)	(74,867)
Operating profit	38,810	45,756	62,712	16,456	6,591	170,325
Amortization of intangible assets	(181)	—	(1,018)	—	—	(1,199)
Equity in losses of nonconsolidated affiliates	—	—	—	(53)	(142)	(195)
Project opening costs and other items	(4,906)	(2)	(829)	6,807	(1,064)	6
Corporate expense	—	—	—	—	(17,511)	(17,511)
Income from operations	$33,723	$45,754	$60,865	$23,210	$(12,126)	$151,426 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.

HARRAH'S ENTERTAINMENT, INC.

CONSOLIDATED SUMMARY OF OPERATIONS

(UNAUDITED)

Reconciliation of Property EBITDA to Income from operations

(In thousands)

	Western Region	Eastern Region	North Central Region	South Central Region	Managed and Other	Total

Year Ended December 31, 2003
Revenues	$1,346,749	$781,295	$1,361,347	$742,754	$90,577	$4,322,722
Operating expenses	(1,006,186)	(503,041)	(1,044,484)	(587,177)	(60,788)	(3,201,676)
Property EBITDA	340,563	278,254	316,863	155,577	29,789	1,121,046
Depreciation and amortization	(112,033)	(59,733)	(84,372)	(46,031)	(15,030)	(317,199)
Operating profit	228,530	218,521	232,491	109,546	14,759	803,847
Amortization of intangible assets	(725)	—	(4,073)	—	—	(4,798)
Equity in losses of nonconsolidated affiliates	—	—	—	(202)	(871)	(1,073)
Project opening costs and other items	(6,999)	(1,236)	(4,325)	(4,042)	(2,346)	(18,948)
Corporate expense	—	—	—	—	(52,602)	(52,602)
Income from operations	$220,806	$217,285	$224,093	$105,302	$(41,060)	$726,426 *

Year Ended December 31, 2002

Revenues	$1,265,525	$777,584	$1,410,353	$569,324	$75,741	$4,098,527
Operating expenses	(951,895)	(498,642)	(1,022,975)	(445,775)	(34,699)	(2,953,986)
Property EBITDA	313,630	278,942	387,378	123,549	41,042	1,144,541
Depreciation and amortization	(112,675)	(61,537)	(74,181)	(40,675)	(13,726)	(302,794)
Operating profit	200,955	217,405	313,197	82,874	27,316	841,747
Amortization of intangible assets	(725)	—	(3,768)	—	—	(4,493)
Equity in (losses)/income of nonconsolidated affiliates	—	—	—	(294)	4,388	4,094
Project opening costs and other items	(6,300)	(462)	(2,438)	6,322	(3,969)	(6,847)
Corporate expense	—	—	—	—	(56,626)	(56,626)
Income from operations	$193,930	$216,943	$306,991	$88,902	$(28,891)	$777,875 *

*Total Income from operations as reported on this schedule corresponds with the amounts reported for the respective periods on our CONSOLIDATED SUMMARY OF OPERATIONS.  See our CONSOLIDATED SUMMARY OF OPERATIONS for the additional income and expenses recorded in the determination of Net income and Earnings per share for the periods presented.